Exhibit 99.3

NII HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Unaudited

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial statements of NII Holdings, Inc., which we refer to as NII, including certain pro forma adjustments. This financial information has been prepared to illustrate the pro forma effect of the completion of the previously announced sale of NII's wireless operations in Brazil, or Nextel Brazil, in accordance with the terms of the purchase agreement, dated March 18, 2019, by and among América Móvil, S.A.B. de C.V., or AMX, NII International Holdings S.à r.l., AI Brazil Holdings B.V., or AI Brazil, and NII, as amended from time to time. The purchase price was $905.0 million. After making adjustments pursuant to the purchase agreement to deduct $491.6 million of net debt and a $3.7 million selling and marketing spending shortfall compared to budget, and to add a $30.3 million reimbursement of capital expenditures and a $16.9 million working capital adjustment, the net purchase price at closing was $456.9 million. In consideration for the sale of its 27.55% ownership interest in Nextel Brazil, AI Brazil received a $2.5 million preferred return and its $125.2 million pro rata share of the net purchase price. After deducting these amounts, NII's share of the net purchase price was $329.2 million. Pursuant to the terms of the purchase agreement, $30.0 million of the net proceeds due to NII was placed into an 18-month escrow account to secure NII's indemnification obligations under the purchase agreement with AMX and Citibank, N.A., as escrow agent. In addition, pursuant to the indenture agreement, dated August 14, 2018, between NII and Wilmington Trust, National Association, as trustee, that governs NII's 4.25% convertible senior notes due 2023, $134.8 million of the net proceeds due to NII was placed into an escrow account to secure NII's obligations under the indenture. After taking into account the amounts placed into escrow and accounting for a $1.9 million upward adjustment for a decrease in estimated accrued tax contingencies pursuant to the purchase agreement, the net cash proceeds to NII were $166.3 million.

This unaudited pro forma condensed consolidated financial information gives effect to the pro forma adjustments necessary to reflect the sale of Nextel Brazil as if it had occurred as of the beginning of the earliest period presented in the pro forma condensed consolidated statements of operations for each of the years ended December 31, 2016, 2017 and 2018, and as of September 30, 2019 in the pro forma condensed consolidated balance sheet.

The unaudited pro forma condensed consolidated financial information contained herein has been prepared based upon available information and management estimates. Actual amounts may differ from these estimated amounts. In addition, this unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations that might have occurred had the sale of Nextel Brazil occurred as of January 1, 2016 or September 30, 2019, respectively.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements, notes to the consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our annual report on Form 10-K for the year ended December 31, 2018 and the condensed consolidated financial statements, notes to the condensed consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our quarterly reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019.

NII HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2019
(in thousands, except par values)
Unaudited

	As Filed	Pro Forma Adjustments for Activity of Business and Net Assets Disposed		Unaudited Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$29,331	$166,925	(a)	$196,256
Cash in escrow	103,435	—		103,435
Prepaid expenses and other	3,258	(600)	(b)	2,658
Assets held for sale	281,950	(281,950)	(c)	—
Total current assets	417,974	(115,625)		302,349
Other assets	2,136	164,750	(d)	166,886
Assets held for sale	833,199	(833,199)	(c)	—
Total assets	$1,253,309	$(784,074)		$469,235

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable, accrued expenses and other	$21,083	$28,792	(e)	$49,875
Current portion of long-term debt	—	115,000	(f)	115,000
Liabilities held for sale	348,878	(348,878)	(c)	—
Total current liabilities	369,961	(205,086)		164,875
Long-term debt	77,301	(77,301)	(g)	—
Other long-term liabilities	400	—		400
Liabilities held for sale	1,032,801	(1,032,801)	(c)	—
Total liabilities	1,480,463	(1,315,188)		165,275
Stockholders’ (deficit) equity
Undesignated preferred stock, par value $0.001, 10,000 shares authorized, no shares issued or outstanding	—	—		—
Common stock, par value $0.001, 140,000 shares authorized, 102,836 shares issued and outstanding	103	—		103
Paid-in capital	2,129,087	3,325	(h)	2,132,412
Accumulated deficit	(2,287,782)	459,227	(i)	(1,828,555)
Accumulated other comprehensive loss	4,955	(4,955)	(j)	—
Total NII stockholders’ (deficit) equity	(153,637)	457,597		303,960
Noncontrolling interest	(73,517)	73,517		—
Total (deficit) equity	(227,154)	531,114		303,960
Total liabilities and stockholders’ (deficit) equity	$1,253,309	$(784,074)		$469,235

NII HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(in thousands, except per share amounts)
Unaudited

	As Filed	Pro Forma Adjustments for Activity of Business and Net Assets Disposed		Unaudited Pro Forma
Operating revenues
Service and other revenues	$605,492	$(605,470)	(k)	$22
Handset and accessory revenues	15,205	(15,205)	(k)	—
	620,697	(620,675)		22
Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	287,598	(287,598)	(l)	—
Cost of handsets and accessories	18,571	(18,571)	(l)	—
Selling, general and administrative	308,828	(292,642)	(l)	16,186
Impairment, restructuring and other charges, net	18,949	(18,597)	(l)	352
Depreciation	15,119	(15,119)	(l)	—
Amortization	13,497	(13,497)	(l)	—
	662,562	(646,024)		16,538
Operating loss	(41,865)	25,349		(16,516)
Other (expense) income
Interest expense, net	(100,513)	96,306	(m)	(4,207)
Interest income	12,357	(11,195)	(k)	1,162
Foreign currency transaction losses, net	(49,008)	49,003	(l)	(5)
Other (expense) income, net	(7,217)	13,549	(l)	6,332
	(144,381)	147,663		3,282
Loss from continuing operations before income taxes	(186,246)	173,012		(13,234)
Income tax benefit	—	—		—
Net loss from continuing operations	$(186,246)	$173,012		$(13,234)

Net loss from continuing operations per common share, basic and diluted	$(1.86)	$1.71	(o)	$(0.15)

Weighted average number of common shares outstanding, basic and diluted	100,675	—		100,675

NII HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017
(in thousands, except per share amounts)
Unaudited

	As Filed	Pro Forma Adjustments for Activity of Business and Net Assets Disposed		Unaudited Pro Forma
Operating revenues
Service and other revenues	$848,806	$(848,700)	(k)	$106
Handset and accessory revenues	21,888	(21,888)	(k)	—
	870,694	(870,588)		106
Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	370,435	(370,435)	(l)	—
Cost of handsets and accessories	40,207	(40,207)	(l)	—
Selling, general and administrative	510,168	(488,050)	(l)	22,118
Impairment, restructuring and other charges, net	175,358	(174,098)	(l)	1,260
Depreciation	20,451	(20,451)	(l)	—
Amortization	14,995	(14,995)	(l)	—
	1,131,614	(1,108,236)		23,378
Operating loss	(260,920)	237,648		(23,272)
Other (expense) income
Interest expense, net	(118,605)	118,605	(m)	—
Interest income	41,507	(40,950)	(k)	557
Foreign currency transaction losses, net	(1,271)	1,260	(l)	(11)
Other (expense) income, net	(7,485)	7,935	(l)	450
	(85,854)	86,850		996
Loss from continuing operations before income taxes	(346,774)	324,498		(22,276)
Income tax benefit	6,347	(568)	(n)	5,779
Net loss from continuing operations	$(340,427)	$323,930		$(16,497)

Net loss from continuing operations per common share, basic and diluted	$(3.40)	$3.22	(o)	$(0.18)

Weighted average number of common shares outstanding, basic and diluted	100,332	—		100,332

NII HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(in thousands, except per share amounts)
Unaudited

	As Filed	Pro Forma Adjustments for Activity of Business and Net Assets Disposed		Unaudited Pro Forma
Operating revenues
Service and other revenues	$963,209	$(963,041)	(k)	$168
Handset and accessory revenues	21,837	(21,837)	(k)	—
	985,046	(984,878)		168
Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	364,648	(364,648)	(l)	—
Cost of handsets and accessories	29,273	(29,273)	(l)	—
Selling, general and administrative	560,760	(526,097)	(l)	34,663
Impairment, restructuring and other charges, net	1,384,811	(1,340,610)	(l)	44,201
Depreciation	135,429	(132,850)	(l)	2,579
Amortization	36,954	(35,837)	(l)	1,117
	2,511,875	(2,429,315)		82,560
Operating loss	(1,526,829)	1,444,437		(82,392)
Other (expense) income
Interest expense, net	(113,732)	113,732	(m)	—
Interest income	37,689	(36,818)	(k)	871
Foreign currency transaction gains (losses), net	76,615	(78,008)	(k)	(1,393)
Other expense, net	(10,514)	9,613	(l)	(901)
	(9,942)	8,519		(1,423)
Loss from continuing operations before income taxes	(1,536,771)	1,452,956		(83,815)
Income tax benefit	2,892	2	(n)	2,894
Net loss from continuing operations	$(1,533,879)	$1,452,958		$(80,921)

Net loss from continuing operations per common share, basic and diluted	$(15.32)	$14.52	(o)	$(0.80)

Weighted average number of common shares outstanding, basic and diluted	100,098	—		100,098

Note 1.	Basis of Presentation

The accompanying unaudited pro forma consolidated information gives effect to the pro forma adjustments necessary to reflect the sale of Nextel Brazil as if it had occurred as of the beginning of the earliest period presented in the pro forma condensed consolidated statements of operations for each of the years ended December 31, 2018, 2017 and 2016, and as of September 30, 2019 in the pro forma condensed consolidated balance sheet.

Note 2.	Pro Forma Adjustments

The unaudited pro forma condensed consolidated statements of operations and pro forma condensed consolidated balance sheet reflect the effect of the following pro forma adjustments:

(a)
Reflects the net effect of the proceeds received upon completion of the sale of Nextel Brazil and includes capital expenditures, working capital adjustments and selling and marketing adjustments, net of a deposit placed into escrow in accordance with the indenture agreement governing our 4.25% convertible senior notes due 2023 and cash placed into escrow to secure specified indemnity obligations.

Purchase price	$905,000
Add: capital expenditures reimbursement	30,251
Add: net working capital reimbursement	16,924
Less: selling and marketing adjustment	(3,721)
Aggregate purchase price	948,454
Less: net financial debt, excluding capital leases	(491,598)
Net purchase price	456,856
Less: AI Brazil Holdings' preferred share return	(2,470)
Net proceeds to be allocated	454,386
NII's portion of purchase price (72.45%)	329,192
Less: Escrow related to convertible senior notes	(134,750)
Less: Escrow related to sale	(30,000)
Add: Accrued tax contingencies adjustment	1,881
Increase in consolidated cash and cash equivalents	$166,323

This adjustment to cash and cash equivalents also reflects a portion of current director and officer insurance that will be refunded in connection with the closing of the transaction.

(b)	Reflects a portion of current director and officer insurance that will be refunded in connection with the closing of the transaction.

(c)	Reflects the elimination of Nextel Brazil's assets and liabilities previously classified as held for sale.

(d)
Includes a $134.8 million deposit placed into escrow in accordance with NII's indenture agreement governing our 4.25% convertible senior notes due 2023 and a $30.0 million deposit placed into escrow to secure specified indemnity obligations in connection with the sale of Nextel Brazil.

(e)
Includes $14.7 million related to the agreed upon settlement amount that resolves a dispute regarding the investment of funds in Nextel Holdings with AI Brazil. Also includes other liabilities triggered by the sale of Nextel Brazil, primarily certain success fees and severance costs.

(f)
Represents the reclassification of long-term debt to current portion of long-term debt, as well as the write-up of debt to its face value due to the acceleration of original issue discount amortization that is triggered by the convertible senior notes becoming immediately puttable upon closing of the sale.

(g)	Represents the reclassification of long-term debt to current portion of long-term debt.

(h)	Represents the effect on additional paid-in capital of the acceleration of certain stock-based compensation.

(i)	Reflects the impacts on accumulated deficit of the completion of the sale of Nextel Brazil, including an estimated $520.0 million gain.

(j)	Reflects the reclassification of accumulated other comprehensive loss, primarily related to Nextel Brazil's cumulative foreign currency translation losses.

(k)
Reflects the elimination of revenue and interest income historically reported by Nextel Brazil. For the indicated line items, all activity historically reported as part of Nextel Brazil's business has been eliminated.

(l)	Reflects the elimination of expenses as a result of the sale of Nextel Brazil. For the indicated line items, all activity historically reported as part of Nextel Brazil's business has been eliminated.

(m)	Reflects the elimination of interest expense as a result of the sale of Nextel Brazil.

(n)	Reflects the elimination of Nextel Brazil's income tax benefit.

(o)	Recalculated as the pro forma adjustment to net loss from continuing operations divided by the weighted average number of basic and diluted shares outstanding for the respective period.